                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1




                      China Yuchai International Limited
  --------------------------------------------------------------------------
                            (Name of Issuer)



                         Common Stock, $.01 par value
  --------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   G21082105
                    --------------------------------------
                                (CUSIP Number)


                               Page 1 of 9 Pages

------------------------
CUSIP NO.
G21082105
------------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                           --------
                                                        (b)
                                                           --------
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               New York
--------------------------------------------------------------------------------
Number of                5.       Sole Voting Power
Shares
Beneficially                            0
Owned By               --------------------------------------------
Each                     6.       Shared Voting Power
Reporting
Person With                             0
                       --------------------------------------------
                         7.       Sole Dispositive Power

                                        0
                       --------------------------------------------
                         8.       Shared Dispositive Power

                                        0
                       --------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                BD-PN-IA
--------------------------------------------------------------------------------

                              Page 2 of 9 Pages

------------------------
CUSIP NO.
G21082105
------------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group


                                                        (a)
                                                           --------
                                                        (b)
                                                           --------

--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               Delaware
--------------------------------------------------------------------------------
Number of                5.       Sole Voting Power
Shares
Beneficially                            0
Owned By                --------------------------------------------
Each                     6.       Shared Voting Power
Reporting
Person With                             0
                        --------------------------------------------
                         7.       Sole Dispositive Power

                                        0
                        --------------------------------------------
                         8.       Shared Dispositive Power

                                        0
                       --------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                HC-PN
--------------------------------------------------------------------------------

                              Page 3 of 9 Pages

------------------------
CUSIP NO.
G21082105
------------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Advisory Partners, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                           --------
                                                        (b)
                                                           --------
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               Delaware
--------------------------------------------------------------------------------
Number of                5.       Sole Voting Power
Shares
Beneficially                            0
Owned By               --------------------------------------------
Each                     6.       Shared Voting Power
Reporting
Person With                             0
                       --------------------------------------------
                         7.       Sole Dispositive Power

                                        0
                       --------------------------------------------
                         8.       Shared Dispositive Power

                                        0
                       --------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                             Page 4 of 9 Pages

------------------------
CUSIP NO.
G21082105
------------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         GS Capital Partners, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                           --------
                                                        (b)
                                                           --------

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               Delaware
--------------------------------------------------------------------------------
Number of                5.       Sole Voting Power
Shares
Beneficially                            0
Owned By               --------------------------------------------
Each                     6.       Shared Voting Power
Reporting
Person With                             0
                       --------------------------------------------
                         7.       Sole Dispositive Power

                                        0
                       --------------------------------------------
                         8.       Shared Dispositive Power

                                        0
                       --------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                PN
-------------------------------------------------------------------------------

                            Page 5 of 9 Pages

------------------------
CUSIP NO.
G21082105
------------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         GS Advisors, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group


                                                        (a)
                                                           --------
                                                        (b)
                                                           --------

--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               Delaware
--------------------------------------------------------------------------------
Number of                5.       Sole Voting Power
Shares
Beneficially                            0
Owned By               --------------------------------------------
Each                     6.       Shared Voting Power
Reporting
Person With                             0
                       --------------------------------------------
                         7.       Sole Dispositive Power

                                        0
                       --------------------------------------------
                         8.       Shared Dispositive Power

                                        0
                       --------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                            Page 6 of 9 Pages

Item 1(a).       Name of Issuer:
                 China Yuchai International Limited

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 16 Raffles Quay #26-00
                 Hong Leong Building
                 Singapore  0104

Item 2(a).       Name of Persons Filing:
                 Goldman, Sachs & Co., The Goldman Sachs Group, L.P., GS Capital Partners, L.P., GS Advisors, L.P. and
                 Advisory Partners, L.P.

Item 2(b).       Address of Principal Business Office or, if None, Residence:
                 85 Broad Street
                 New York, NY  10004

Item 2(c).       Citizenship:
                 Goldman, Sachs & Co. - New York
                 The Goldman Sachs Group, L.P. - Delaware
                 GS Capital Partners, L.P. - Delaware
                 GS Advisors, L.P. - Delaware
                 Advisory Partners, L.P. - Delaware

Item 2(d).       Title and Class of Securities:
                 Common Stock, $.01 par value

Item 2(e).       CUSIP Number:
                 G21082105

Item 3.          Not applicable.  This Schedule 13G was filed pursuant to Rule
                 13d-1(c).

Item 4.          Ownership.
                        Not applicable. The percent of the class owned as of December 31, 1997 did not exceed five percent.

Item 5.          Ownership of Five Percent or Less of a Class.
                        If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

                            Page 7 of 9 Pages

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.
                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                           See Exhibit (1) as previously reported.

Item 8.          Identification and Classification of Members of the Group.
                           Not Applicable

Item 9.          Notice of Dissolution of Group.
                           Not Applicable

Item 10.         Certification.
                           Not Applicable

                           Page 8 of 9 Pages

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.               GOLDMAN, SACHS & CO.


By: /s/ Hans L. Reich                       By:  /s/ Hans L. Reich
    --------------------------                   ----------------------------
Name:  Hans L. Reich                        Name:  Hans L. Reich
Title:  Attorney-in-fact                    Title:  Attorney-in-fact




GS CAPITAL PARTNERS, L.P.                   GS ADVISORS, L.P.


By:  /s/ Hans L. Reich                      By:  /s/ Hans L. Reich
     -------------------------                  -----------------------------
Name:  Hans L. Reich                        Name:  Hans L. Reich
Title:  Attorney-in-fact                    Title:  Attorney-in-fact


ADVISORY PARTNERS, L.P.


By:  /s/ Hans L. Reich
     ----------------------------
Name:  Hans L. Reich
Title:  Attorney-in-fact


                                 Page 9 of 9 Pages